SCHEDULE A

                              (as of July 6, 2011)

                                     FUNDS


                                                 ANNUAL RATE
                                                  OF AVERAGE
Series                                         DAILY NET ASSETS   EFFECTIVE DATE
-----------------------------------------------------------------------------------

First Trust ISE Global Copper Index Fund            0.70%         December 6, 2010

First Trust ISE Global Platinum Index Fund          0.70%         December 20, 2010

First Trust BICK Index Fund                         0.64%         December 6, 2010

First Trust NASDAQ CEA Smartphone Index Fund        0.70%         February 15, 2011

First Trust NASDAQ Global Auto Index Fund           0.70%         May 6, 2011

First Trust ISE Cloud Computing Index Fund          0.60%         July 6, 2011